Exhibit 10.8

ODNB FINANCIAL CORPORATION

AMENDED AND RESTATED

2020 BOOK VALUE APPRECIATION RIGHTS PLAN

Page

1.	PURPOSE	1

1.1	Intent	1

1.2	Summary	1

2.	DEFINITIONS	2

2.1	Account	2

2.2	Administrator	2

2.3	Affiliate	2

2.4	Anniversary Date	2

2.5	Applicant	2

2.6	Appreciation Per Share	2

2.7	Award	2

2.8	Award Date	2

2.9	Award Notice	2

2.10	Bank	3

2.11	Beneficiary	3

2.12	Board	3

2.13	BVAR Unit	3

2.14	Cause	3

2.15	Change in Control	3

2.16	Code	4

2.17	Disability	4

2.18	Outstanding Share Total	4

2.19	Participant	4

2.20	Plan Year	4

2.21	Restrictive Covenants	4

2.22	Retirement	4

2.23	Shares	4

2.24	Tangible Book Value of the Bank	5

2.25	Transaction Value	5

2.26	Triggering Event	5

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(CONTINUED)

Page

2.27	Triggering Event Date	5

2.28	Value Per Share	5

2.29	Vested Account Balance	5

3.	ADMINISTRATION	6

4.	ELIGIBILITY	6

5.	AWARDS	6

5.1	Award Notice	6

5.2	Form of Awards	6

5.3	Value Per Share	7

5.4	Capital Structure Adjustments; Dilution	7

6.	VESTING	7

6.1	General	7

6.2	Forfeitures	7

7.	PAYMENT OF BENEFITS	8

7.1	Payment of Account	8

7.2	BVAR Units Subject to Triggering Event	8

7.3	Designation of Beneficiary	9

7.4	No Beneficiary Designation	9

7.5	Conditions for Effectiveness	9

8.	EFFECT ON OTHER PLANS	9

9.	NON-ASSIGNABILITY	9

10.	RIGHTS TO TERMINATE EMPLOYMENT	9

11.	WITHHOLDING	9

12.	SECTION 280G	9

13.	AMENDMENT AND TERMINATION	10

14.	CLAIMS PROCEDURE	10

14.1	Claims Denial	10

14.2	Claims Review	10

14.3	Arbitration	10

Amended and Restated 2020 Book Value Appreciation Rights Plan	ii

(CONTINUED)

Page

15.	Section 409A	11

16.	NO GUARANTEE OF TAX CONSEQUENCES	11

17.	SOURCE OF FUNDS	11

18.	RECEIPT AND RELEASE	11

19.	GOVERNING LAW; VENUE	12

20.	SEPARABILITY	12

21.	EFFECTIVE DATE AND TERM	12

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ODNB FINANCIAL CORPORATION
AMENDED AND RESTATED

2020 BOOK VALUE APPRECIATION RIGHTS PLAN

THIS ODNB FINANCIAL CORPORATION AMENDED AND RESTATED 2020 BOOK VALUE APPRECIATION RIGHT PLAN (the “Plan”) is made effective this 1st day of July, 2022.

WHEREAS, Old Dominion National Bank (the “Bank”) formed and sponsored the 2020 Book Value Appreciation Rights Plan effective October 1, 2020 in order to motivate and reward sustained performance and increased value of the Tangible Book Value of the common stock of the Bank; and

WHEREAS, effective July 1, 2022 the Bank and ODNB Financial Corporation (the “Company”) consummated a corporate reorganization pursuant to which the Bank became a wholly-owned subsidiary of the Company, and each shareholder of the Bank became a shareholder of the Company with the same proportionate interest as such shareholder previously had in the Bank; and

WHEREAS, the Bank and the Company have agreed that it is in the best interests of the Bank and the Company and their respective employees to amend and restate the Plan and to substitute the Company for the Bank as the sponsor of the Plan and as the grantor of Awards under the Plan made prior to the date hereof, under the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Company and the Bank hereby amend and restate the Plan and agree as follows:

1.              PURPOSE.

1.1              Intent. The purpose of ODNB Financial Corporation Amended and Restated 2020 Book Value Appreciation Rights Plan (the “Plan”) is to motivate and reward sustained performance resulting in the success and increased value of ODNB Financial Corporation (the “Company”). The Company intends that the Plan will serve on behalf of the Company and its Affiliates to attract, retain and motivate employees of the highest caliber. The Company also intends that the Plan will provide such key employees of the Company and its Affiliates with an incentive to increase the value of the Company with their efforts, initiative and skills. Capitalized terms not otherwise defined herein are defined in Section 2.

1.2              Summary. Participants who receive an Award under the Plan will be entitled to receive at the time of a Triggering Event the Vested Account Balance. Subject to the provisions of this Plan, the Vested Account Balance is determined by multiplying (a) the increase, if any, in the Value Per Share from the Award Date to the date of a Triggering Event by (b) the number of Vested BVAR Units, provided such increase has been at least ten percent (10%) from the Value Per Share at the Award Date. The Value Per Share at the Award Date shall be based on the Tangible Book Value of the Company divided by the Outstanding Share Total of the Company at the Award Date. At the Triggering Event, the Value Per Share shall be based on (c)  the Transaction Value of the Company if the Triggering Event is a Change in Control or the Tangible Book Value of the Company in the case of any other Triggering Event, in either case divided by (d) the Outstanding Share Total of the Company at the Triggering Event.

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2.              DEFINITIONS. As used in this Plan, the following terms shall have the meaning specified below unless the context clearly indicates to the contrary:

2.1              Account. “Account” shall mean the individual bookkeeping account maintained by the Administrator to record the Participant’s (i) number of BVAR Units awarded, (ii) the Award Date, (iii) the Tangible Book Value Per Share on the Award Date, (iv) the Tangible Book Value or Transaction Value, as applicable, per Share on the Triggering Event Date; and (v) the Vested Account Balance on the Triggering Event Date. The Participant’s benefit payable under the Plan shall be limited to the value of the Vested Account Balance on the Triggering Event Date.

2.2              Administrator. “Administrator” shall mean the Compensation Committee of the Board of Directors or such other committee of the Board designated by the Board, who is responsible for the administration and interpretation of the Plan.

2.3              Affiliate. “Affiliate” shall mean: (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company or the Bank; (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company or the Bank; and (iii) any other entity which now or at any time hereafter directly or indirectly controls, or is controlled by, or is under common control with the Company or the Bank.

2.4              Anniversary Date. “Anniversary Date” shall mean the last day of the twelve-month period following the Award Date, and each subsequent twelve-month anniversary thereof, during which the Participant has been employed on a continuous basis with the Company or an Affiliate.

2.5              Applicant. “Applicant” shall be as defined in Paragraph 14.1 (Claims Denial).

2.6              Appreciation Per Share. “Appreciation Per Share” shall mean as of the applicable date the excess, if any, of the Value Per Share on the Triggering Event Date over the Value Per Share as of the Award Date.

2.7              Award. “Award” shall mean a specified number of BVAR Units granted by the Board or Administrator to a Participant pursuant to the terms of an Award Notice issued under the Plan. The Board or Administrator, in its sole discretion, determines the recipients and terms of Awards.

2.8              Award Date. “Award Date” shall mean the date specified in the Award Notice, as determined in the sole discretion of the Board or Administrator. The Award Date need not be the same as the date on which the Board or Administrator approves the grant of the Award or the date the Award Notice is provided to the Participant.

2.9              Award Notice. “Award Notice” shall mean the document notifying the Participant of the Award. The Administrator may establish guidelines governing the form of an Award Notice. The Board has attached as Exhibit A the current form of the Award Notice. The Administrator or the Board may amend from time to time the form of the Award Notice.

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2.10         Bank. “Bank” shall mean Old Dominion National Bank, a national banking association.

2.11         Beneficiary. “Beneficiary” shall mean the person or persons (natural or otherwise) designated by a Participant in accordance with Paragraph 7.3 (Designation of Beneficiary) and Paragraph 7.4 (No Beneficiary Designation) to receive any undistributed benefits under the Plan at the time of the Participant’s death which are then vested and become payable as a result of the Triggering Event.

2.12         Bank Board. “Bank Board” shall mean the board of directors of the Bank.

2.13         BVAR Unit. “BVAR Unit” shall mean the unit for measurement of the contractual right, subject to the provisions of the Plan, to receive from the Company cash compensation in an amount determined by reference to the Appreciation Per Share, provided the increase in the Value Per Share has been at least ten percent (10%) from the Value Per Share at Award Date. BVAR Units shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to BVAR Units shall be and remain the sole property of the Company until such time that Participant is entitled to receive payments from the Company for the BVAR Units.

2.14         Cause. “Cause” shall mean the definition of “cause” in any employment agreement between the Participant and the Company or the Bank or, if there is no such employment agreement, the following:

2.14.1              willful breach of, or gross negligence in the performance of, the duties for which the Participant is employed;

2.14.2              the Participant’s conviction for any felony or other crime involving willful dishonesty or moral turpitude;

2.14.3              knowingly fraudulent conduct by the Participant in connection with the Company’s or an Affiliate’s business;

2.14.4              the Participant’s habitual insobriety or drug dependency; or

2.14.5              the Participant’s breach of any of the Restrictive Covenants or other unauthorized or unfair competition with the Company or any of its Affiliates, including the unauthorized use or disclosure of the Company’s or the Bank’s trade secrets, confidential or proprietary business information or the breach of any Restrictive Covenant.

2.15         Change in Control. A “Change in Control” shall be deemed to have occurred only if any of the following occurs which constitutes a change in control event described in Treasury Regulation § 1.409A-3(i)(5):

2.15.1              The Company is merged or consolidated or reorganized into or with another entity and less than a majority of the combined voting power of the then-outstanding securities of the surviving corporation immediately after such merger, consolidation or reorganization is held in the aggregate, directly or indirectly through one or more other entities, by the holders of Shares of the Company immediately prior to such transaction;

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2.15.2              the Company sells or otherwise transfers all or substantially all of the assets of the Company to any other entity, if less than a majority of the combined voting power of the then-outstanding voting securities of such entity immediately after such sale or transfer is held in the aggregate, directly or indirectly through one or more other entities, by the holders of Shares of the Company immediately prior to such sale or transfer;

2.15.3              there is a sale or exchange of a majority of the Shares by the current owners of Shares, such that the current owners of Shares hold in the aggregate, directly or indirectly through one or more other entities, less than a majority of the Shares outstanding immediately after such sale or exchange.

2.16         Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.17         Company. “Company” shall mean ODNB Financial Corporation, a Virginia bank holding company.

2.18         Company Board. “Company Board” shall mean the board of directors of the Company.

2.19         Disability. “Disability” shall mean “disability” as defined in an employment agreement between the Participant and the Company or the Bank or, if there is no such definition or employment agreement, any long-term disability or incapacity which renders the Participant unable to substantially perform the duties of the Participant to the Company or the Bank for one hundred and twenty (120) consecutive days during any 12-month period, as determined under a long term disability insurance plan of the Company or the Bank or, if there is no such plan, by the Company Board or Administrator in its good faith judgment.

2.20         Outstanding Share Total. “Outstanding Share Total” shall mean the issued and outstanding Shares at the applicable date.

2.21         Participant. “Participant” shall mean (a) the Chairman and CEO and President of the Company at the effective date of the Plan and (b) any other key employee of the Company or the Bank or of an Affiliate who has been designated by the Company Board or Administrator, in its sole discretion, to receive an Award of BVAR Units under the Plan and, in either case, whose Account has not been completely redeemed or forfeited.

2.22         Plan Year. “Plan Year” shall mean October 1 to September 30.

2.23         Restrictive Covenants. “Restrictive Covenants” shall mean restrictions in any employment agreement or any written policy of the Company or any Affiliate that restrict competition with the Company or its Affiliates, disclosure of trade secrets, confidential or proprietary business information of the Company or its Affiliates, solicitation of the employees of the Company or an Affiliate to accept employment at another business or encouraging any employee to leave employment with such entity or its successors in interest, making remarks or statements to persons outside the Company disparaging the conduct or character of the Company, its Affiliates, their agents, employees, officers, directors, successors and assigns; or violation of federal or state banking laws .

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2.24         Retirement. “Retirement” shall mean voluntary termination of employment by a Participant after age sixty-five (65) with the consent of the Company Board.

2.25         Shares. “Shares” shall mean the shares of Common Stock of the Company.

2.26         Tangible Book Value of the Company. “Tangible Book Value of the Company” shall mean the tangible book value of the Company as determined in the financial statements of the Company, which excludes goodwill and other intangible assets from the Company’s book value and further excludes “accumulated other comprehensive income or loss”, such as gain or loss from investment securities, consistent with U.S. generally accepted accounting principles.

2.27         Transaction Value . “Transaction Value” shall be the value of the Company as determined by the governing agreement in connection with a Change in Control.

2.28         Triggering Event. “Triggering Event” shall mean the first event that results in vesting of the BVARs of a Participant pursuant to Section 6.1.

2.29         Triggering Event Date. “Triggering Event Date” shall mean the date on which a Triggering Event occurs. Notwithstanding anything to the contrary in this Plan, the Administrator is not required to prepare an annual valuation and is not required to provide a periodic statement of the value of any Participant’s Account.

2.30         Value Per Share. “Value Per Share” shall mean the following:

(a)         The Value Per Share at the Award Date shall be based on the Tangible Book Value of the Company as of the end of the calendar quarter immediately preceding the Award Date, divided by the Outstanding Share Total of the Company as of such calendar quarter end, after taking into account to the extent necessary any applicable liquidation preference as to preferred stock; and

(b)         At the Triggering Event, the Value Per Share shall be based on:

(i)  the Transaction Value of the Company if the Triggering Event is a Change in Control, as determined for purposes of the Change in Control transaction, divided by the Outstanding Share Total of the Company at the Triggering Event, after taking into account to the extent necessary any applicable liquidation preference as to preferred stock; or

(ii) the Tangible Book Value of the Company in the case of any other Triggering Event, as determined in the financial statements of the Company, excluding “other comprehensive income”, such as gain or loss from investment securities, consistent with generally accepted accounting principles, as of the end of the calendar quarter immediately preceding the Triggering Event, divided by the Outstanding Share Total of the Company as of such calendar quarter end, after taking into account to the extent necessary any applicable liquidation preference as to preferred stock.

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2.31         Vested Account Balance. “Vested Account Balance” shall mean the Appreciation Per Share on the Triggering Event Date multiplied by the number of vested BVAR Units of the Participant on the Triggering Event Date, provided the increase in the Value Per Share has been at least ten percent (10%) from the Value Per Share at Award Date.

3.             ADMINISTRATION. The Plan shall be administered by, and in the sole discretion of, the Administrator which, by vote of a majority of its members, may (i) establish such rules and regulations as the Administrator deems necessary, (ii) make amendments in a manner consistent with Section 13 (Amendment And Termination) of this Plan, (iii) interpret the Plan, (iv) make factual findings and determinations, and (v) otherwise make all determinations and take such action in connection with the Plan as the Administrator, in its sole discretion, deems appropriate. The Administrator may not amend the Plan or increase the number of BVAR Units authorized to be issued under the Plan beyond the number authorized in Section 5.02. The decisions of the Administrator shall be final, conclusive and binding upon all parties and no member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan and Awards under it. The Company shall indemnify, defend, protect and hold harmless the Administrator and each person to whom duties and responsibilities have been delegated against all claims, liabilities, fines, and penalties, and all expenses reasonably incurred by or imposed upon such individuals (including but not limited to reasonable attorneys’ fees) which arise as a result of actions or failure to act in connection with the operation, administration and grant of Awards under the Plan. Any member of the Administrator who is a Participant in the Plan shall abstain from any determination under the Plan with respect to his or her own participation. Any determination required under the Plan with respect to a member of the Administrator shall be made by the other members of the Administrator, unless the Administrator consists of a single individual, in which case the Company Board shall make such determination.

4.             ELIGIBILITY. Key employees, if any, eligible to participate in the Plan in addition to the Chairman and CEO and President of the Company on the effective date of the Plan, shall be determined in the sole discretion of the Company Board or Administrator.

5.             AWARDS.

5.1         Award Notice. Each Participant who receives an Award shall receive an Award Notice showing the number of BVAR Units awarded and the Value Per Share of the BVAR Units on the Award Date. The Participant shall acknowledge the terms, conditions and restrictions of the Plan by signing a copy of the Award Notice and shall designate a beneficiary or beneficiaries to receive any amounts payable under the Plan after his or her death. The Participant shall be entitled to the Appreciation Per Share according to the provisions of Section 6 (Vesting) and Section 7 (Payment of Benefits), provided the increase in the Value Per Share has been at least ten percent (10%) from the Value Per Share at Award Date.

5.2         Form of Awards. Awards shall be made in the form of BVAR Units. The Company shall pay to the Participant the value of the BVAR Units upon a Triggering Event by a payment in cash equal to the Appreciation Per Share for the number of vested BVAR Units allocated to the Participant’s Account, provided the increase in the Value Per Share has been at least ten percent (10%) from the Value Per Share at the Award Date. Determination of the occurrence of a Triggering Event shall be based on the vesting requirements in Section 6 (Vesting) and payment shall be determined by the distribution timing provisions of Section 7 (Payment of Benefits). The Company Board has authorized for issuance a total of five hundred thousand (500,000) BVAR Units in the aggregate under this Plan (even though the Board may actually award a lesser number of BVAR Units under the Plan). If any BVAR Units are forfeited under Section 6.2, such number may be added back to the total number of BVAR Units that may be issued under the Plan.

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5.3         Value Per Share. The Value Per Share shall be determined by the Administrator as of the Award Date and upon the Triggering Event Date.

5.4         Capital Structure Adjustments; Dilution. In the event of a change in the form of entity, share or stock dividend, share or stock split, reverse share or stock split, recapitalization, reorganization, merger, consolidation, or other such change in the organizational or capital structure of the Company, the number and class of shares subject to BVAR Units under the Plan, the number of BVAR Units subject to the Plan and held by Participants under the Plan, and/or the Value Per Share on the Award Date or on any Triggering Event Date that is used to determine Value Per Share shall be appropriately and proportionately adjusted by the Administrator.

6.             VESTING.

6.1         General. Subject to the provisions of Paragraph 6.2 (Forfeitures):

6.1.1         the interest of each Participant in the BVAR Units credited to his or her Account shall become one hundred percent (100%) vested on the fifth (5th) Anniversary Date of the Award of the respective BVAR Units, provided the Participant has continued in the employment of the Company or its Affiliates on such vesting date;

6.1.2         any unvested interest of each Participant in the BVAR Award Units credited to his or her Account shall become one hundred percent (100%) vested on the termination of his or her employment with the Company or its Affiliates as the result of (a) his or her death, Disability, or Retirement, (b) termination by the Company or its Affiliates without Cause or (c) if and only if provided in an employment agreement between the Company or its Affiliates and the Participant, a resignation by Participant of such employment for “good reason” as defined in and within the meaning of such employment agreement;

6.1.3         any unvested interest of each Participant in the BVAR Award Units credited to his or her Account shall become one hundred percent (100%) vested on the closing of a Change in Control, provided the Participant has continued in the employment of the Company or its Affiliates until such vesting date or such earlier departure date mutually agreed upon by the Participant and the Company and all other parties to the respective transaction.

6.2         Forfeitures.

6.2.1      General. Notwithstanding Paragraph 6.1 (General), (a) all BVAR Units, whether or not vested, shall be forfeited upon a termination of Participant’s employment with the Company or the Bank for Cause or in the event the Participant breaches any of the Restrictive Covenants, (b) all BVAR Units credited to the Account of a Participant which are unvested shall be forfeited and canceled in the event that the Participant’s employment with the Company or its Affiliates is terminated for any reason other than (i) by the death, Disability, or Retirement of the Participant, (ii) by the Company or an Affiliate without Cause or (iii) if and only if provided in an employment agreement between the Company or an Affiliate and the Participant, resignation of the Participant’s employment for “good reason” as defined in and within the meaning of such employment agreement, and (c) all BVAR Units, whether or not vested, shall be forfeited in the event that no payment is due for such BVAR Units upon a Triggering Event including without limitation a Change in Control (for example, because there has not been at least a ten percent (10%) increase in the Value Per Share from the Award Date).

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6.2.2         Regulatory Actions. The making of any payment to a Participant under the Plan shall be terminated or suspended in accordance with any termination or suspension of the obligations of the Company or its Affiliate under any employment agreement between the Company or its Affiliate and a Participant or otherwise as the result of (i) the removal, prohibition or suspension of the Participant from participating in the affairs of the Company or an Affiliate under regulations governing the Company’s or the Participant’s conduct, (ii) the default of the Company or an Affiliate under regulations governing the Company or an Affiliate or (iii) the prohibition of the Company or its Affiliate from making such payment under regulations governing the Company or its Affiliate.

7.             PAYMENT OF BENEFITS.

7.1         Payment of Account. Payment of the Vested Account Balance of a Participant’s vested BVAR Units shall be made in the manner provided in this Section 7 (Payment of Benefits) after the occurrence of a Triggering Event, provided there has been at least a ten percent (10%) increase in the Value Per Share from the Grant Date, upon which the BVARs shall be satisfied in full.

7.2         BVAR Units Subject to Triggering Event.

7.2.1. Change in Control.

(a)     Closing Before Other Triggering Event. Payment of the Vested Account Balance as a result of a Change in Control before another Triggering Event shall be in cash, at the same time as payments are received by owners of the Company’s shares or the Company, as applicable, provided, however, any transaction-based payments shall be paid in accordance with Treasury Regulation § 1.409A-3(i)(5)(iv)(A) and no transaction-based payment period shall exceed five (5) years. In any case, any payments hereunder shall conform to Treasury Regulation § 1.409A-3(i)(5)(iv). For purpose of the Plan, the fair market value of any consideration other than cash paid to the owners of the Company’s shares or the Company, as applicable, in the Change in Control shall be determined by the Company Board or Administrator in good faith.

(b)     Closing After Other Triggering Event. If a Change in Control transaction is pending on the date of occurrence of another Triggering Event, but has not yet closed, there shall be an additional payment of the amount, if any, by which any Vested Account Balance that would have existed as a result of the Change in Control, had there been no earlier Triggering Event, exceeds the amount payable as a result of the earlier Triggering Event, which additional amount will be paid in the same manner as in (a) above.

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7.2.2 Other Triggering Events. Payment of the vested Account Balance upon the occurrence of any Triggering Event other than a Change in Control shall be made in a lump sum within sixty (60) days following the Triggering Event.

7.3         Designation of Beneficiary. The Participant shall have the right from time to time to designate a Beneficiary or Beneficiaries. Any such Beneficiary designation shall be made in writing in the manner prescribed by the Administrator and shall be effective only when received and accepted by the Administrator during the lifetime of the Participant. The Participant may change or revoke the Beneficiary designation of such Participant at any time in the manner prescribed by the Administrator. Each such designation shall supersede any and all prior Beneficiary designations.

7.4         No Beneficiary Designation. If a designated Beneficiary (or each of the designated Beneficiaries) predeceases the Participant, the Beneficiary designation of the Participant shall be ineffective with respect to such Beneficiary. If no Beneficiary designation is in effect at the time of the death of the Participant, the recipient of the Vested Account Balance of the Participant shall be the estate of the Participant.

7.5         Conditions for Effectiveness. Any preexisting Beneficiary designation under this Agreement shall be ineffective if the Participant marries or remarries after such Beneficiary designation and before distribution of the Vested Account Balance of the Participant occurs.

8.            EFFECT ON OTHER PLANS. Receipt of an Award under this Plan shall not affect a Participant’s eligibility to participate in any other benefit or incentive plan of the Company or an Affiliate and any Awards made pursuant to this Plan shall not be used in determining the benefits provided under any other program unless so expressly provided.

9.            NON-ASSIGNABILITY. No Award under the Plan shall be assignable or transferable by the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise encumber or dispose of the BVAR Units credited to the Participant’s Account, the BVAR Units and the rights and privileges conferred hereunder shall immediately become null and void.

10.          RIGHTS TO TERMINATE EMPLOYMENT. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or an Affiliate may have to terminate the employment of such person. A transfer among the Company and its Affiliates shall not be treated as a termination of employment for purposes of the Plan.

11.          WITHHOLDING. Payments to a Participant of the Participant’s Vested Account Balance under this Plan constitute compensation and the Company or an Affiliate shall deduct from all such payments an amount sufficient to satisfy any federal, state and/or local tax withholding requirements.

12.          SECTION 280G. If the amount payable under this Plan, together with any other payments which a Participant has a right to receive from the Company or any successors, would result in the imposition of an excise tax under Code Section 4999 (or any successor thereto), the provisions of the employment agreement of the Participant shall apply as to consequences.  If there is no such employment agreement or if any such employment agreement does not deal with the consequences as to the potential imposition of an excise tax under Code Section 4999, then the payments due under this Plan shall be reduced to the extent that such excise tax will not be imposed.

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13.          AMENDMENT AND TERMINATION. The Company Board may from time to time amend, modify or, consistent with Treasury Regulations Section 1.409A-3(j)(4)(ix), terminate in whole or in part any or all of the provisions of the Plan; provided, that no such change (other than to increase the number of BVARs available under the Plan) or termination shall in any way impair the rights under BVAR Units granted prior to such change or termination, and such rights shall be binding on the successors and assigns of the Bank.

14.          CLAIMS PROCEDURE.

14.1         Claims Denial. If a Participant or Beneficiary (hereunder “Applicant”) does not receive timely payment of any benefits which Applicant believes are due and payable under the Plan, Applicant may file a claim for benefits by notifying the Administrator in writing. If the claim for benefits is wholly or partially denied, the Administrator shall notify the Applicant in writing within ninety (90) days after the Administrator initially received the benefit claim, unless special circumstances require an extension of time. If such an extension of time is required, written notice of the extension and the special circumstances shall be given to the Applicant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. Claims not acted upon within the time prescribed in this Plan shall be deemed denied for purposes of proceeding to the review stage. Any notice of a denial of benefits shall advise the Applicant, in a manner calculated to be understood by the Applicant, of the basis for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the Applicant to perfect his or her claim and an explanation of why such material or information is necessary, and the steps which the Applicant must take to have his or her claim for benefits reviewed.

14.2         Claims Review. Each Applicant whose claim for benefits has been denied may file a written request for a review of his or her claim by the Administrator. The request for review must be filed by the Applicant within sixty (60) days after receipt of the written notice denying the claim. The decision of the Administrator will be made within sixty (60) days after receipt of a request for review and shall be communicated in writing to the Applicant. Such written notice shall set forth the basis for the Administrator’s decision. If there are special circumstances (such as the need to hold a hearing) which require an extension of time for completing the review, the Administrator’s decision shall be rendered not later than 120 days after receipt of a request for review. If such an extension of time is required, written notice of the extension and the special circumstances shall be given to the Applicant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The Administrator may designate a representative to receive, review and decide claims in accordance with Paragraph 14.1 (Claims Denial). However, the Administrator will receive, review and decide all appeals in accordance with this Paragraph 14.2 (Claims Review).

14.3         Arbitration. If the claim is denied after review, the Applicant shall submit the claim to binding arbitration. The arbitration proceedings shall be held in Fairfax County, Virginia under the auspices of JAMS and the arbitration proceedings shall be conducted in accordance with the commercial arbitration rules of JAMS. Such arbitration shall be binding and final. There shall be one arbitrator. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard or refuse to enforce any contractual provision. The arbitrator shall have no right, power or jurisdiction to award an Applicant any punitive or exemplary damages of any kind. THE PARTICIPANT AND THE COMPANY ACKNOWLEDGE AND AGREE THAT BY ACCEPTING AN AWARD UNDER THE PLAN, THEY ARE AGREEING TO THIS ARBITRATION PROVISION AND ARE WAIVING ALL RIGHTS TO A TRIAL BY JURY. Notwithstanding any of the foregoing, this provision for arbitration shall not prohibit the Company or any Affiliate from seeking injunctive relief for violation of any Restrictive Covenants. The prevailing party in any arbitration shall be entitled to recover his, her or its reasonable attorneys’ fees and costs.

Amended and Restated 2020 Book Value Appreciation Rights Plan	10

15.         Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, any amount payable hereunder in connection with a termination of employment shall not be paid until there is a “separation from service” within the meaning of Section 409A of the Code and no amounts payable hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment by creditors or borrowing. If the securities of the Company become publicly traded and a Participant is a “specified employee,” within the meaning of Section 409A of the Code, payments due upon a a “separation from service” will be delayed to the extent necessary to avoid penalties under Section 409A.

16.         NO GUARANTEE OF TAX CONSEQUENCES. NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS MAKE ANY GUARANTEE OF TAX CONSEQUENCES WITH RESPECT TO ANY PAYMENTS OR BENEFITS PROVIDED FOR UNDER THIS PLAN INCLUDING, WITHOUT LIMITATION, UNDER SECTION 409A OF THE CODE. EACH PARTICIPANT IS ENCOURAGED TO CONSULT WITH HIS OR HER OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS PLAN.

17.         SOURCE OF FUNDS. Each payment of Vested Account Balance under this Plan shall be from the general funds of the Company. No special or separate fund shall be established, or other segregation of assets made to assure payout of Awards. No Participant or beneficiary shall have any interest in any property or assets of the Company and the rights of Participants to unpaid amounts of Vested Account Balance shall be solely those of an unsecured creditor of the Company.

18.         RECEIPT AND RELEASE. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent of such payment, be in full satisfaction of all claims against the Administrator and the Company. The Administrator may require such Participant, as a condition precedent to such payment, to execute a general release of claims for the benefit of the Company which must become irrevocable on or before the due date of any payment under the Plan.

Amended and Restated 2020 Book Value Appreciation Rights Plan	11

19.         GOVERNING LAW; VENUE. The Plan is intended to be exempt from the Employee Retirement Income Security Act of 1974, as amended, as a bonus plan within the meaning of Labor Regulations Section 2510.3-2(c). The Plan and all rights hereunder will be governed by the laws of the State of Virginia, without regard to its conflicts of laws provisions. Subject to the provisions of Paragraph 14.3 (Arbitration) hereof, any legal proceedings relating to or arising under this Plan or any agreement contemplated hereby shall be brought in state or federal courts located in Fairfax County, Virginia.

20.         SEPARABILITY. The invalidity or unenforceability of any provision or portion thereof of this Plan shall not affect the validity or enforceability of any other provision or portion thereof.

21.         EFFECTIVE DATE AND TERM. This Amended and Restated 2020 Book Value Appreciation Rights Plan shall be effective as of July 1, 2022 and shall continue in effect until terminated by the Bank or the Administrator.

ODNB Financial Corporation

By:
Name:
Title: Director

Amended and Restated 2020 Book Value Appreciation Rights Plan	12

EXHIBIT A

ODNB FINANCIAL CORPORATION AMENDED AND RESTATED
2020 BOOK VALUE APRECIATION RIGHTS PLAN
AWARD NOTICE AND ACKNOWLEDGEMENT

Employee:

Number BVAR Units:

Award Date:

Value Per Share:	$

A.         Award Notice

The Administrator is pleased to inform you that the Company has granted an Award of BVAR Units pursuant to the terms of the ODNB Financial Corporation Amended and Restated 2020 Book Value Appreciation Rights Plan (the “Plan”) and this Award Notice. By signing this Award Notice, Participant agrees to accept the Award and to be bound by the terms and conditions of this Award Notice and the Plan governing the Award, including the employment, confidentiality and forfeiture requirements of the Plan. The Company has attached a copy of the Plan to this Award Notice.

B.         Beneficiaries

Name of Beneficiary (Please Print)	Relationship

Beneficiary’s Address:

Name of Beneficiary (Please Print)	Relationship

Beneficiary’s Address:

Amended and Restated 2020 Book Value Appreciation Rights Plan

Exhibit A-1

C.         Acknowledgement

I hereby acknowledge that I have examined and am familiar with the terms of the Plan, including the employment, restrictive covenants and forfeiture provisions thereof and that I agree to participate under the Plan subject to all terms conditions and restrictions set forth in the Plan.

Participant’s Name (Please Print)	Participant’s Signature

Date

Accepted by the Administrator of the ODNB Financial Corporation Amended and Restated 2020 Book Value Appreciation Rights Plan:

By:
Date	Name:
	Title:	Director

Amended and Restated 2020 Book Value Appreciation Rights Plan

Exhibit A-2